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Exhibit 99.1

Blackwater Midstream introduces Herbert N. Whitney as Director and Frank Marrocco as its new Chief Commercial Officer

New Orleans, Louisiana --June 2, 2008 --Blackwater Midstream Corp. [OTCBB:BWMS.OB], a developing company in the field of fuel and chemical storage, announced today that Herbert N. Whitney, former General Manager of CITGO Petroleum Corporation based in Houston, Texas was elected as a member of the Board of Directors and Frank Marrocco, was appointed as the new Chief Commercial Officer for the Company.

"I am excited to be part of a team that has foresight into the many exciting opportunities in the market and I believe that Blackwater Midstream has the resources and strategies to take advantage of these opportunities," said Herbert Whitney.

"It is with great pleasure that I have accepted the position of Chief Commercial Officer. Blackwater Midstream has a vision that is in line with my experience in the area of developing channels of trade," said Frank Marrocco.

At CITGO Petroleum Corporation, Mr. Whitney was employed for over 40 years as a General Manager in various aspects of CITGO's operations. He also is the former President of CITGO Pipeline Company and former Chairman of the Board of Colonial Pipeline Company. In these roles Mr. Whitney was responsible for overall strategic leadership and operations management including refined products supply and distribution, worldwide crude purchasing and trading, logistics operations, and initiating and managing multiple cost reduction and supply chain management efforts.

At Kinder Morgan Terminals, LLC from 2000 to 2008, Frank Marrocco held the position of Northeast Regional Vice President managing all New York Harbor Operations and Business Development. Prior to Kinder Morgan, Mr. Marrocco was responsible for commercial development at Delta Terminal Services in Harvey, Louisiana.

"We're thrilled to have both Herb and Frank aboard," said Michael Suder, Chief Executive Officer and director of Blackwater Midstream. "Herb has a stellar track record in the business of managing the supply and distribution of crude oil and petroleum products worldwide and he has over 40 years of experience in this industry, his accomplishments and experience will be a valuable asset to Blackwater Midstream in the future. Frank's experience in the field of Business Development in the Terminals Industry for over 15 years will positively benefit Blackwater Midstream assets with his proven track record of attracting new business."

 Blackwater Midstream has identified land and facilities along the lower Mississippi River which it intends to acquire to develop a world-class independent liquid storage terminal for petroleum, chemicals, renewable fuels and agricultural products.

Press Contacts:

Michael Suder
Blackwater Midstream Corp.
(201) 290.8369

Crystal Parzik
artfix media
CRYSTAL@ARTFIXMEDIA.COM
(310) 594.5008